Calculation of Filing Fee Tables
S-8
PubMatic, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common stock, $0.0001 par value per share	Other	2,344,325	$ 6.44	$ 15,097,453.00	0.0001381	$ 2,084.96
2	Equity	Class A common stock, $0.0001 par value per share	Other	468,865	$ 5.47	$ 2,564,691.55	0.0001381	$ 354.18
Total Offering Amounts:						$ 17,662,144.55		$ 2,439.14
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,439.14
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Class A common stock of PubMatic, Inc. (the "Registrant") that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Class A common stock. Represents 2,344,325 additional shares of the Registrant's Class A common stock available for issuance under the Registrant's 2020 Equity Incentive Plan ("2020 Plan") pursuant to the provision of the 2020 Plan providing for an annual automatic increase in the number of shares reserved for issuance under the 2020 Plan. Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the 2020 Plan, on the basis of the average of the high and low prices of the Registrant's Class A common stock as reported on the Nasdaq Global Select Market ("Nasdaq") on February 25, 2026.

[2]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Class A common stock of PubMatic, Inc. (the "Registrant") that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Class A common stock. Represents 468,865 additional shares of the Registrant's Class A common stock available for issuance under the Registrant's 2020 Employee Stock Purchase Plan (the "Purchase Plan") pursuant to the provision of the Purchase Plan providing for an annual automatic increase in the number of shares reserved for issuance under the Purchase Plan. Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the Purchase Plan, on the basis of the average of the high and low prices of the Registrant's Class A common stock as reported on Nasdaq on February 25, 2026. Under the Purchase Plan, the purchase price of a share of Class A common stock is equal to 85% of the fair market value of the Registrant's Class A common stock on the offering date or the purchase date, whichever is less.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A